                                                                   EXHIBIT 10.12

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                             CONTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                               MATTHEW G. MCDEVITT

                                       AND

                              BIOMED PROPERTY, L.P.
                         A MARYLAND LIMITED PARTNERSHIP

                             DATED AS OF MAY 4, 2004

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                                                                                                     PAGE
                                                                                                     ----
RECITALS........................................................................................       1

ARTICLE 1. CONTRIBUTION OF PARTICIPATING ENTITY INTERESTS OR PROPERTY IN EXCHANGE FOR OP UNITS..       2
         Section 1.1       Contribution Transaction.............................................       2
         Section 1.2       Consideration for Participating Entity Interests or Properties.......       3
         Section 1.3       Adjusted Consideration...............................................       3
         Section 1.4       Allocation of Total Contributor Consideration........................       4
         Section 1.5       Authorization........................................................       5
         Section 1.6       Prorations...........................................................       5
         Section 1.7       Tax Treatment as Contribution........................................       5
         Section 1.8       Final Year Allocations...............................................       6
         Section 1.9       Tax Indemnity........................................................       6

ARTICLE 2. CLOSING..............................................................................       8
         Section 2.1       Conditions Precedent.................................................       8
         Section 2.2       Date, Time and Place of Closing......................................       9
         Section 2.3       Closing Deliveries...................................................       9
         Section 2.4       Closing Costs........................................................      12
         Section 2.5       Spousal Consent......................................................      12

ARTICLE 3. REPRESENTATIONS AND WARRANTIES AND INDEMNITIES.......................................      12
         Section 3.1       Representations and Warranties of the Operating Partnership..........      12
         Section 3.2       Representations and Warranties of Contributor........................      13
         Section 3.3       Indemnification......................................................      13

ARTICLE 4. COVENANTS OF CONTRIBUTOR.............................................................      14
         Section 4.1       Negative Covenants...................................................      14
         Section 4.2       Affirmative Covenants................................................      15

ARTICLE 5. RELEASES AND WAIVERS.................................................................      15
         Section 5.1       General Release of Operating Partnership.............................      15
         Section 5.2       General Release of Contributor.......................................      16
         Section 5.3       Waiver of Section 1542 Protections...................................      16
         Section 5.4       Waiver of Rights Under Participating Entity Agreements...............      16

ARTICLE 6. POWER OF ATTORNEY....................................................................      18
         Section 6.1       Grant of Power of Attorney...........................................      18
         Section 6.2       Limitation on Liability..............................................      20

ARTICLE 7. MISCELLANEOUS........................................................................      20
         Section 7.1       Further Assurances...................................................      20

         Section 7.2       Counterparts.........................................................     20
         Section 7.3       Governing Law........................................................     20
         Section 7.4       Amendment; Waiver....................................................     20
         Section 7.5       Entire Agreement.....................................................     21
         Section 7.6       Assignability........................................................     21
         Section 7.7       Titles...............................................................     21
         Section 7.8       Third Party Beneficiary..............................................     21
         Section 7.9       Severability.........................................................     21
         Section 7.10      Equitable Remedies...................................................     21
         Section 7.11      Confidentiality......................................................     22
         Section 7.12      Time of the Essence..................................................     22
         Section 7.13      Reliance.............................................................     22
         Section 7.14      Survival.............................................................     22
         Section 7.15      Notice...............................................................     22
         Section 7.16      Termination..........................................................     23

                                                                                SECTION FIRST
EXHIBITS                                                                         REFERENCED
--------                                                                        -------------
   A        Contributor's Participating Entity Interests...............           Recital D

   B        Contribution and Assumption Agreement......................              1.1

   C        Estimated Initial Protected Gain Allocable to Contributor..              1.9

   D        [INTENTIONALLY OMITTED]

   E        Power of Attorney..........................................              2.3

   F        Spousal Consent............................................              2.5

   G        Representations and Warranties of Contributor..............              3.2

   H        Certification of Non-Foreign Status........................              3.3

                             CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this "Agreement") is made and entered into as of May 4, 2004 by and between BioMed Property, L.P., a Maryland limited partnership (the "Operating Partnership"), Matthew G. McDevitt, an individual ("Contributor"), and the entity or entities set forth on the signature page hereto (each a "Contributor Entity," and for purposes of this Agreement the term "Contributor" shall include Mr. McDevitt and the Contributor Entity, to the extent of Mr. McDevitt's equity interest therein).

                                    RECITALS

            A. The Operating Partnership desires to consolidate the ownership of a portfolio of office and laboratory properties through a series of transactions (the "Formation Transactions") whereby the Operating Partnership will acquire such properties either through an acquisition, directly or indirectly, of some or all of the interests in certain limited partnerships, limited liability companies and other entities (each a "Participating Entity" and collectively, the "Participating Entities") that currently own directly or indirectly such properties, or through one of the other acquisition methods described in Recital F hereto.

            B. The Formation Transactions relate to the proposed initial public offering (the "Public Offering") of the common stock of BioMed Property Trust, Inc., a Maryland corporation (the "Company"), which will operate as a self-administered and self-managed real estate investment trust ("REIT") within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), and which is the sole general partner of the Operating Partnership.

            C. The partners and members of the Participating Entities (each, a "Participating Party" and collectively, the "Participating Parties") will either transfer their respective interests in the Participating Entities to the Operating Partnership in exchange for cash or partnership units in the Operating Partnership (the "OP Units"), or the Participating Entities will transfer the Properties through a Direct Contribution, Merger or Division as described in Recital F below, as determined by the Operating Partnership at its sole and absolute discretion, in exchange for cash or OP Units.

            D. Contributor owns interests in one or more of the Participating Entities as set forth on Exhibit A, and the Participating Entities own directly or indirectly the properties set forth on Exhibit A (each, a "Property" and together, the "Properties"). As used herein, "Participating Entity Agreements" means the partnership agreements and/or limited liability company agreements, as applicable, under which each Participating Entity was formed (including all amendments or restatements).

            E. Subject to the alternative methods described in Recital F below, Contributor desires to, and the Operating Partnership desires Contributor to, contribute to the Operating Partnership all of Contributor's right, title and interest, free and clear of all Liens (as defined in Exhibit G), as a partner or member of each Participating Entity including, without limitation, all of its voting rights and interests in the capital, profits and losses of the Participating Entity or any property distributable therefrom, constituting all of its interests in the

Participating Entity (such right, title and interest, the "Participating Entity Interest" and collectively, the "Participating Entity Interests"), in exchange for cash or OP Units, on the terms and subject to the conditions set forth herein.

            F. Contributor acknowledges that the Operating Partnership may decide that, rather than acquiring the Participating Entity Interests by direct transfer, it is more desirable for the Operating Partnership to acquire a particular Property by a direct contribution of such Property from the Participating Entity that owns such Property (a "Direct Contribution"), or by a merger of another entity or the Participating Entity with and into the Company, the Operating Partnership or an affiliate of either of them (a "Merger"), or to divide a Participating Entity into more than one entity to facilitate the Formation Transactions (a "Division"), and, so long as the Operating Partnership agrees to hold Contributor harmless for any additional adverse income tax consequences to Contributor, or costs or liabilities incurred by Contributor, as a result of any restructuring pursuant to this Recital F as provided in Section
5.4 hereof, Contributor gives the Operating Partnership the right, in the Operating Partnership's sole and absolute discretion, to engage in any Direct Contribution, Merger or Division on the terms and conditions described herein without the need to seek any further consent or action of Contributor, and will grant to the Operating Partnership an irrevocable power of attorney as set forth in Article 6 hereof and irrevocable consents as set forth in Section 5.4 hereof, subject to the terms and conditions of this Agreement.

            G. The parties acknowledge that the Operating Partnership's acquisition of the Properties, whether through Contributor's contribution of its Participating Entity Interests, Direct Contribution, Merger or Division, is in connection with and subject to the consummation of the Formation Transactions and the Public Offering. It is understood that the Operating Partnership may acquire interests in additional properties with the proceeds of the Public Offering.

            NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               TERMS OF AGREEMENT

                                   ARTICLE 1.
          CONTRIBUTION OF PARTICIPATING ENTITY INTERESTS OR PROPERTY IN
                             EXCHANGE FOR OP UNITS

      Section 1.1 Contribution Transaction.

            (a) At the Closing (as defined in Section 2.2) and subject to the terms and conditions contained in this Agreement, if the transaction is consummated as an acquisition of all the outstanding Participating Entity Interests, Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, but without recourse, representation or warranty except as expressly set forth herein (including Exhibit G), all of its Participating Entity Interests, including, without limitation, all of Contributor's rights and interests in the Participating Entities and all rights to indemnification, reimbursement, payment and distributions in favor of Contributor under the Participating Entity Agreements or any other agreements pursuant to which Contributor acquired such Participating Entity Interests. The contribution of the Participating Entity Interests shall be evidenced by the execution and delivery of a Contribution and Assumption Agreement in substantially the form of Exhibit B for each Participating Entity Interest contributed hereunder.

            (b) At the Closing and subject to the terms and conditions contained in this Agreement, if the transaction is consummated as an acquisition of the Property by the Operating Partnership directly from the Participating Entity, the Participating Entity shall contribute, transfer, assign, convey and deliver to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, but without recourse, representation or warranty except as expressly set forth herein (including Exhibit G), the Property. The contribution of the Property shall be evidenced by the execution and delivery of a Contribution and Assumption Agreement for the Property contributed hereunder in a form reasonably satisfactory to the Operating Partnership, which shall contain a warranty of title that the Participating Entity owns the Property free and clear of all Liens.

            (c) The parties shall take such additional actions and execute such additional documentation as may be required by the Participating Entity Agreements and the Agreement of Limited Partnership of the Operating Partnership (the "OP Partnership Agreement") or as requested in the reasonable judgment of counsel to the Operating Partnership in order to effect the transactions contemplated hereby, including any actions or documentation necessary or advisable in connection with a Direct Contribution, Merger or Division (without, however, the expenditure of any additional money or the incurring of any additional liability by Contributor not contemplated herein (including Exhibit
G) unless Contributor is advanced such money or held harmless from such additional liability by the Operating Partnership by agreement in form and substance reasonably acceptable to Contributor).

      Section 1.2 Consideration for Participating Entity Interests or
Properties.

            Subject to Section 1.3, the Operating Partnership shall, in exchange for each Participating Entity Interest or Property, as applicable, transfer to Contributor the amount of cash (the "Cash Amount") and/or the number of OP Units, in each case as indicated on Exhibit A as Contributor's "Participating Entity Consideration" relating to each Participating Entity Interest or Property contributed hereunder (the aggregate of all such amounts being the "Total Contributor Consideration"). The transfer of the OP Units to Contributor shall be evidenced by either an amendment (each, an "Amendment") to the OP Partnership Agreement or by certificates relating to such OP Units (each, a "Certificate"), in either case, as determined by the Operating Partnership, in such form as shall be reasonably acceptable to Contributor. The parties shall take such additional actions and execute such additional documentation as may be required by the applicable Participating Entity Agreements and the OP Partnership Agreement in order to effect the transactions contemplated hereby.

      Section 1.3 Adjusted Consideration.

            The Operating Partnership reserves the right not to acquire any particular interest that constitutes part of the Participating Entity Interests, if the Operating Partnership determines in good faith that the ownership of such interest or the underlying Property would be inappropriate for the Operating Partnership for any reason whatsoever, including, without limitation, that the ownership of such interest or the underlying Property could jeopardize the Company's status as a REIT. In addition, the Operating Partnership may, in its sole and absolute discretion without the consent of Contributor or any other party contributing property to the Operating Partnership, increase or reduce the Participating Entity Consideration related to any or all of the Participating Entity Interests contributed hereunder in the event that the Company determines in good faith that (a) after consummation of the Public Offering, the Company will not have sufficient funds to complete the Formation Transactions or (b) in connection with the Public Offering, based on changes in the assumptions underlying the expected valuations of the Properties or all of the properties to be acquired by the Operating Partnership, whether due to changes in the capitalization rates assumed by the Operating Partnership or otherwise, the fair market value attributed to the Property or all of the properties to be acquired by the Operating Partnership is greater than or less than the expected valuation of such Property or properties on the date hereof. Contributor hereby agrees that, in the event that any of the foregoing occur, the Participating Entity Consideration and the Total Contributor Consideration may be increased or reduced by an amount determined by either the disinterested directors or the stockholders of the Company, acting as the sole general partner of the Operating Partnership (the "Authorized Parties"), to reflect the adjustments in the total value of the Participating Entity Interests ultimately contributed by Contributor; provided, that the Participating Entity Consideration for any Participating Entity Interest shall not be reduced to an amount less than the amount reflected on Exhibit A under the caption "Minimum Participating Entity Consideration."


            The risk of loss relating to the Participating Entity Interests and the underlying Properties contributed hereunder prior to Closing shall be borne by Contributor. If, prior to the Closing, any Property is destroyed or materially damaged by fire or other casualty, then the Operating Partnership may, at its option, determine not to acquire a particular Property, including Contributor's interest in the Participating Entity that directly or indirectly owns such Property, that has been destroyed or damaged. Under such circumstances, Contributor acknowledges that the Total Contributor Consideration will likely be correspondingly reduced. After the occurrence of any such casualty affecting a Property, the Operating Partnership may also, at its option, elect to (a) acquire Contributor's interest in any such Participating Entity that directly or indirectly owns the affected Property, (b) direct Contributor to pay or cause to be paid to the Operating Partnership any sums collected under any policies of insurance relating to such casualty and otherwise assign to the Operating Partnership all rights to collect such sums as may then be uncollected and (c) adjust or settle any insurance claim.

      Section 1.4 Allocation of Total Contributor Consideration.

            The Total Contributor Consideration shall be allocated among the Participating Entity Interests as set forth on Exhibit A. The Operating Partnership and Contributor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position, and cause their affiliates to take no position, inconsistent with the allocation for income tax purposes.

      Section 1.5 Authorization.

            Contributor authorizes the Authorized Parties to make any and all determinations to be made by Contributor pursuant to Section 1.3 hereof, and any and all such determinations shall be final and binding on all parties.

      Section 1.6 Prorations.

            At the Closing, or as promptly as practicable thereafter, to the extent such matters are not the right or responsibility of all tenants of a given Property, all revenue and charges that are customarily prorated in transactions of this nature, including accrued rent currently due and payable, overpaid taxes or fees, real and personal property taxes, common area maintenance charges and other similar periodic charges payable or receivable with respect to such Property shall be prorated between the partners of the Participating Entity that holds such Property prior to the Closing and the Operating Partnership on and after the Closing, effective as of the Closing. After providing for such prorations, if a Participating Entity has a resultant cash surplus or a resultant cash deficit, then such surplus or deficiency, as the case may be, shall be settled in cash at the Closing or as soon thereafter as is reasonably practicable.

      Section 1.7 Tax Treatment as Contribution.

            The contribution, transfer, conveyance and assignment effectuated pursuant to this Agreement shall be treated as a transaction in "assets-over" form pursuant to Treasury Regulation Section 1.708-1(c)(3). To the extent any Participating Party transfers all or any portion of a Participating Entity Interests to the Operating Partnership in exchange for a Cash Amount, or to the extent any portion of a Participating Party's transfer of a Participating Entity Interest is otherwise treated as a "disguised sale" pursuant to Section 707 of the Code or the Treasury Regulations promulgated thereunder (such Participating Party referred to as a "Selling Party," and the portion of the Participating Entity Interests sold referred to as a "Sold Interest"), such transfer shall be treated as a purchase of the Sold Interest by the Operating Partnership directly from the Selling Party in accordance with the provisions of Treasury Regulation
Section 1.708-1(c)(4) and Code Section 741. To the extent that Contributor constitutes a Selling Party, Contributor expressly consents to treat the transfer of the Sold Interests as a sale of an interest in the Participating Entity for all federal tax purposes. The Operating Partnership and Contributor agree that the transaction shall be treated for federal income tax purposes as if the Selling Party first sold the Sold Interests in the Participating Entity to the Operating Partnership, the Participating Entity then transferred its assets and liabilities (except to the extent attributable to the Sold Interests) to the Operating Partnership in exchange for OP Units, and then the Participating Entity liquidated, distributing the OP Units to its partners or members (other than the Selling Parties with respect to the Sold Interests) and distributing the balance of its assets and liabilities to the Operating Partnership in redemption of the Sold Interests acquired by the Operating Partnership.

      Section 1.8 Final Year Allocations.

            To the extent a Participating Entity Agreement does not provide for final year tax allocations, Contributor agrees to use the "interim closing of the books" method as provided in Section 706 of the Code to allocate income and loss for the year in which the Closing occurs.

      Section 1.9 Tax Indemnity.

            (a) Definitions. As used in this Section 1.9, the terms set forth below shall have the following respective meanings:

                  (i) "Book Gain" means any gain that would not be required under Section 704(c) of the Code and applicable Treasury Regulations to be specifically allocated to Contributor but rather would be allocated to all partners in the Operating Partnership, including the REIT, in accordance with their respective economic interests in the Operating Partnership.

                  (ii) "Protected Gain" means the taxable gain that Contributor would be allocated and recognize under Section 704(c) of the Code if the Properties were sold in a fully taxable transaction. The estimates of the initial Protected Gain allocable to Contributor as of the Closing Date are set forth in Exhibit C hereto. Anything to the contrary herein notwithstanding, any gain that would be allocated to Contributor upon a sale of any Property that is a "Book Gain" shall not be considered Protected Gain.

                  (iii) "Qualifying Debt" means (i) unsecured debt of the Operating Partnership (or any subsidiary thereof) with respect to which the lender has recourse, without limitation, to all assets of the Operating Partnership (or such subsidiary) provided such debt is not junior to any other unsecured debt of the Operating Partnership (or such subsidiary) or (ii) debt of the Operating Partnership (or any subsidiary thereof) secured by property with a value, as determined in good faith by the Company, at least equal to 150% of the loan balance at the time of the Guarantee (as defined below) or at the time any subsequent guarantee of such debt is incurred by another party. Debt which satisfies requirement (i) or (ii) above will not be Qualifying Debt if and when there is another guarantee by any person (other than the Company) with respect to the same indebtedness that is prior to (i.e., with less economic risk) the Guarantee provided by Contributor pursuant to this Agreement.

                  (iv) "Sale Restriction Period" means, with respect to Contributor, a period of time commencing on the Closing Date and ending on the earlier of (a) the date that is ten years following the Closing Date, or (b) the date on which the number of OP Units initially held by Contributor is less than 25% of the number of OP Units issued to Contributor on the Closing Date.

            (b) Restriction on Dispositions of Property.

                  (i) The Operating Partnership agrees not to sell or dispose of any Property in a transaction that would cause Contributor, during the Sale Restriction Period, to recognize any Protected Gain, unless the Operating Partnership makes the indemnity payment to Contributor set forth in Section 1.9(d). For purposes of this Section 1.9(b), the Properties will also include any direct or indirect interest owned by the Operating Partnership in any entity that owns an interest in any Property, if the disposition of that interest would result in the recognition of Protected Gain by Contributor.

                  (ii) The prohibition on the sale or other disposition of the Properties shall not apply if the Property is disposed of in a transaction in which no gain is required to be recognized by Contributor (for example, an exchange under Section 1031 of the Internal Revenue Code or a tax-free partnership merger or contribution). However, in such case, the provisions of
Section 1.9(b)(i) shall then apply to the replacement property (or partnership interest received in the exchange) to the extent the sale or disposition of that asset would result in the recognition of Protected Gain.

            (c) Debt Opportunity. During the Sale Restriction Period, the Operating Partnership shall, upon demand by Contributor, use its reasonable best efforts to allow Contributor to enter into a "bottom dollar guarantee" of Qualifying Debt up to a maximum amount of $0, in a form to be agreed upon by the parties hereto (a "Guarantee") in accordance with this Section 1.9(c). Any such demand by Contributor shall be in writing and shall be made no later than thirty
(30) days following receipt of the Operating Partnership's notice to Contributor under Section 1.9(e). In the event the Operating Partnership proposes to repay the Qualifying Debt subject to the Guarantee during the Sale Restriction Period, it shall provide Contributor with advance written notice of such repayment in accordance with Section 1.9(e), and shall use reasonable best efforts to make alternative Qualifying Debt available to Contributor such that there is no period during which Contributor fails to have an effective Guarantee in place. In the event Contributor elects to enter into a Guarantee in an amount less than $0, upon thirty (30) days advance written notice to the Operating Partnership, Contributor shall have the right to increase (but not decrease) the amount of such Guarantee of available Qualifying Debt, up to $0. The Operating Partnership makes no representation or warranty to Contributor that any Guarantee entered into by Contributor pursuant to this Section 1.9(c) shall be respected for federal income tax purposes so as to enable Contributor to be considered to have the "economic risk of loss" with respect to the indebtedness guaranteed by Contributor for purposes of Code Sections 752 or 465. To the extent multiple Participating Parties seek to enter into guarantees of the type described in this Section 1.9(c), the available Qualifying Debt of the Operating Partnership will be allocated among such Participating Parties on a pro rata basis, in a manner to be determined by the Company in its sole and reasonable discretion.

            (d) Indemnity for Breaches of Section 1.9(b) and/or 1.9(c). In the event of a breach of the provisions of Section 1.9(b) and/or 1.9(c) by the Operating Partnership during the Sale Restriction Period applicable to Contributor, the Operating Partnership shall pay to Contributor, in the manner set forth below, an amount equal to the taxes incurred or to be incurred with respect to the Protected Gain attributable to the Property, computed assuming the maximum effective combined federal and state income tax rate on such character and type of gain (taking into account the deductibility of state income taxes for federal purposes and using the state income tax rates for the state(s) in which such gain would be subject to tax for Contributor), plus an amount sufficient to compensate Contributor for all taxes payable with respect to such payment (such additional amount being the "Gross-up Amount"). In each case, the Gross-up Amount shall be computed without regard to any losses, credit, or other tax attributes that Contributor might have that would reduce its actual tax liability. Anything to the contrary in this Agreement notwithstanding, the sole and exclusive rights and remedies of

Contributor for a breach or violation of the provisions of Section 1.9(b) and/or 1.9(c) by the Operating Partnership shall be a claim for damages against the Operating Partnership, computed as set forth in this Section 1.9(d), and Contributor shall not be entitled to pursue a claim for specific performance of the provisions of Section 1.9(b) and/or 1.9(c) by the Operating Partnership, or bring a claim against any person that acquires any Property from the Operating Partnership in violation of Section 1.9(b) and/or 1.9(c).

            (e) Indemnity Payment Mechanics. If the Operating Partnership enters into a transaction that could result in liability under this Section 1.9, then
(i) at least sixty (60) days prior to the anticipated closing date of such transaction, the Operating Partnership shall provide written notice of such transaction to Contributor (including a reasonably detailed description of such transaction) and (ii) on or before April 1st of the year in which Contributor would first be responsible for any tax obligation associated with such transaction, the Operating Partnership shall pay to Contributor the amounts required by this Section 1.9 and shall provide to Contributor the Operating Partnership's calculation of the amount paid. If Contributor is obligated to make any interim or other tax payment with respect to such a transaction prior to April 15th of the year in which Contributor would first be responsible for any tax associated with such transaction, then Contributor shall notify the Operating Partnership of such tax obligation no later than thirty-five (35) days prior to the date Contributor is required to make such payment, and the Operating Partnership shall pay to Contributor the amounts required by this
Section 1.9 and shall provide to Contributor the Operating Partnership's calculation of the amount paid no later than five (5) days prior to the date Contributor is required to pay such tax obligation.

            (f) Section 704(c) Method. The Operating Partnership will use the "traditional method" with respect to the Properties, with no "curative allocation" of income or gain to offset any "shortfall" in depreciation that results by reason of the use of the "traditional method," including upon sale of any Property.

                                   ARTICLE 2.
                                     CLOSING

      Section 2.1 Conditions Precedent.

            The effectiveness of the Company's Registration Statement on Form S-11 (as amended from time to time, the "Registration Statement") to be filed with the Securities and Exchange Commission after the execution of this Agreement is a condition precedent to the obligations of all parties to this Agreement to effect the transactions contemplated by this Agreement on the Closing Date (as defined below). This condition may not be waived by any party to this Agreement.

            The obligations of the Operating Partnership to effect the transactions contemplated hereby shall be subject to the following additional conditions:

            (a) the representations and warranties of Contributor contained in this Agreement shall have been true and correct on the date such representations and warranties were made, and shall be true and correct on the Closing Date as if made at and as of such date;

            (b) each obligation of Contributor to be performed by it shall have been duly performed by it on or before the Closing Date, and Contributor shall not have breached any of its covenants contained herein;

            (c) concurrently with the Closing, Contributor, directly or through the Attorney-in-Fact (as defined below), shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to
Section 2.3;

            (d) all necessary consents or approvals of governmental authorities or third parties (including lenders) to the consummation of the transactions contemplated herein and the Formation Transactions shall have been obtained;

            (e) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending or threatened;

            (f) there shall not have occurred between the date hereof and the Closing Date any material adverse change in the Participating Entity's businesses or the Properties; and

            (g) the contribution of the Participating Entity Interests and the Properties shall have been approved by the Participating Entities' respective partners and members to the extent such approval is required by the applicable Participating Entity Agreements.

            The foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.

      Section 2.2 Date, Time and Place of Closing.

            The date, time and place of the transactions contemplated hereunder shall be the day the Operating Partnership receives the proceeds from the Public Offering from the underwriter(s), at 10:00 a.m. in the office of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 300, San Diego, California (the "Closing" or "Closing Date"). The transfers described in Article 1 of this Agreement, and all closing deliveries, and the consummation of the Public Offering, shall be deemed concurrent for all purposes.

      Section 2.3 Closing Deliveries.

            At the Closing, each party shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact the legal documents and other items (collectively, the "Closing Documents") necessary to carry out the intention of this Agreement, which Closing Documents and other items shall include, without limitation, the following:

            (a) a Contribution and Assumption Agreement substantially in the form attached hereto as Exhibit B for each Participating Entity Interest or such form as reasonably requested by the Operating Partnership for each Property, as applicable;

            (b) Amendment(s) or Certificate(s) evidencing the transfer of OP Units to Contributor or the payment of the Cash Amount, as applicable;

            (c) a Power of Attorney fully executed and duly acknowledged from Contributor substantially in the form attached hereto as Exhibit E;

            (d) all title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes and other indicia of ownership with respect to each Participating Entity that are in Contributor's possession or that can be obtained through Contributor's reasonable efforts (without, however, the expenditure of any additional money or the incurring of any additional liability by Contributor not contemplated herein (including Exhibit
G)) in Contributor's capacity as a partner or interest holder of any Participating Entity shall be delivered to the Operating Partnership;

            (e) an affidavit from Contributor in the form of Exhibit H, stating under penalty of perjury, Contributor's United States Taxpayer Identification Number and that Contributor is not a foreign person pursuant to section 1445(b)(2) of the Code and a comparable affidavit satisfying California and any other withholding requirements;

            (f) a certificate affirming that the representations and warranties made by Contributor under this Agreement remain true and correct as of the Closing Date, and that all obligations to be performed by Contributor under this Agreement have been performed by Contributor on or before the Closing Date;

            (g) if requested by the Operating Partnership, a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by Contributor of this Agreement, any related documents and the Closing Documents;

            (h) If requested by the Operating Partnership in the case of any Contributor that is a corporation, limited liability company, partnership, trust or other entity, an opinion from counsel for Contributor in form and content reasonably acceptable to the Operating Partnership substantially to the effect that:

                  (i) Contributor is a limited partnership, corporation, limited liability company or trust duly organized, validly existing and in good standing under the laws of the state of its organization and had and has all applicable power and authority necessary to enter into, deliver and perform this Agreement, the other agreements contemplated hereby and any other documents or instruments to be executed and delivered by Contributor at Closing;

                  (ii) None of the execution, delivery or performance of this Agreement, the documents required pursuant hereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (A) violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of (1) the organizational documents, including the charter and bylaws, if any, of Contributor, (2) any material agreement, document or instrument to which Contributor is a party or by which Contributor, its Participating Entity Interests or any of its assets or properties are bound or
(3) any applicable law, or any judgment, order, writ, injunction or decree of any governmental or regulatory authority that is binding on Contributor or Contributor, its Participating Entity Interests or any of its assets or properties are bound or (B) result in the creation of any Lien upon the Participating Entity Interests or the Property; and

                  (iii) all applicable entity action necessary for Contributor to execute, deliver and perform this Agreement, the other agreements contemplated hereby and any other documents or instruments to be delivered at Closing has been taken and that the same have been validly executed and delivered and are the valid and binding obligations of such Contributor enforceable against it in accordance with their terms, as such enforceability may be limited by bankruptcy or the application of equitable principals;

            (i) To secure the performance by Contributor of its indemnification obligations described in Exhibit G, a Pledge Agreement, in a form reasonably satisfactory to the Operating Partnership, by Contributor covering the OP Units conveyed to such Contributor, together with all rights of such OP Units under the OP Partnership Agreement (other than Contributor's right to receive distributions) for the period commencing on the Closing Date and ending on the first anniversary thereof; provided, however, that for those indemnification claims properly and timely brought within said twelve month period which have not been satisfied within such time, the pledge and security interest shall continue in force with respect to that number of OP Units which has a value equal to Contributor's direct and indirect interests in the applicable Property in the sum of (A) the amount of such indemnification claims plus (B) 50% of the amount of such indemnification claims (up to a maximum amount, in the case of this clause (B), of $2,000,000), until the full satisfaction of all such liability or upon a final, non-appealable determination that no such liability exists pursuant to the terms of this Agreement;

            (j) evidence reasonably satisfactory to the Operating Partnership that the lender of any borrowed money set forth in Schedule 2.1 has consented to the transaction as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to the Property; and

            (k) any other documents reasonably requested by the Operating Partnership or the Company to assign, transfer, convey, contribute and deliver the Participating Entity Interests or the Property, as applicable, free and clear of all Liens, and effectuate the transactions contemplated hereby, including, without limitation, to the extent applicable, assignment of ground leases, bills of sale and assignment, and any documents reasonably requested by the Operating Partnership to enable a title insurance company selected by the Operating Partnership, in its sole discretion, to issue to the Operating Partnership as of the Closing Date American Land Title Assurances policies of title insurance with appropriate endorsements (including, without limitation, non-imputation endorsements to the extent available) and levels of reinsurance for the Properties (the "Title Policies"), insuring fee simple and/or leasehold title to all real property and improvements comprising all or any part of the Properties to the Operating Partnership as the Operating Partnership may designate, subject only to the Permitted Liens (as defined in Exhibit G), and all state and local transfer tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of the Contribution and Assumption Agreement or deed or other Property Interests transfer documents is required.

            Contributor acknowledges and agrees that if the transaction is consummated as a Direct Contribution, Merger or Division, in addition to (a) the closing deliveries listed above, (b) the closing conditions listed in Section
2.1 herein and (c) the covenants by Contributor listed in Sections 4.1 and 4.2 herein, the Operating Partnership, at its sole and absolute discretion, may require additional closing deliveries that contributing entities customarily provide in that type of transaction, and may require additional closing conditions and covenants in favor of the Operating Partnership that are customary in the type of transaction contemplated.

      Section 2.4 Closing Costs.

            The Operating Partnership shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees and any other closing costs incurred in connection with the transactions contemplated hereby; provided, however, that Contributor shall be responsible for its own legal costs or income tax liability incurred by Contributor in connection herewith subject to the provisions of Section 1.9 and 5.4.

      Section 2.5 Spousal Consent.

            If required under applicable law, upon the execution of this Agreement, Contributor shall deliver a spousal consent executed by such individual's spouse in the form of Exhibit F.

                                   ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

      Section 3.1 Representations and Warranties of the Operating Partnership.

            The Operating Partnership hereby represents and warrants to, and covenants with, Contributor that:

            (a) Organization; Authority. The Operating Partnership has been duly formed and is validly existing with requisite partnership power and authority to enter this Agreement and all agreements contemplated hereby. The persons and entities executing this Agreement and all agreements contemplated hereby on behalf of the Operating Partnership have the power and authority to enter into this Agreement and such other contemplated agreements.

            (b) Due Authorization. The execution, delivery and performance by the Operating Partnership of its obligations under this Agreement and all agreements contemplated hereby will not contravene any provision of applicable law, the OP Partnership Agreement, charter, declaration of trust or other constituent document of the Operating Partnership, or any agreement or other instrument binding upon the Operating Partnership or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Operating Partnership, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by the Operating Partnership of its obligations under this Agreement and all other agreements contemplated hereby.

            (c) No Brokers. The Operating Partnership represents that it has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of Contributor to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      Section 3.2 Representations and Warranties of Contributor.

            (a) General. As a material inducement to the Operating Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, Contributor represents and warrants to and covenants with the Operating Partnership as provided in Exhibit G attached hereto, and acknowledges and agrees to be bound by the indemnification provisions contained therein. Contributor hereby agrees promptly to give the Operating Partnership written notice upon obtaining actual knowledge of any information that makes any representation or warranty made by Contributor hereunder untrue, and in any event to give written notice within five (5) business days of obtaining actual knowledge of such information.

            (b) Tax Matters. Contributor (or, if Contributor is not a natural person, any beneficial owner of Contributor) represents and warrants that each has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of Contributor's Participating Entity Interests to the Operating Partnership and the receipt of the Cash Amount and/or OP Units, as applicable, as consideration therefor, (ii) Contributor's admission as a limited partner of the Operating Partnership and (iii) any other transaction contemplated by this Agreement. Contributor (or, if such Contributor is not a natural person, any beneficial owner of Contributor) further represents and warrants that it has not relied on the Operating Partnership or any other Participating Party, or such Participating Party's affiliates, representatives or counsel for such tax advice.

      Section 3.3 Indemnification.

            The Operating Partnership shall indemnify and hold harmless Contributor and its directors, officers, employees, agents, representatives, beneficiaries and affiliates (each of which is an "Indemnified Contributor Party") from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation and remediation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, "Losses") arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Contributor Party in connection with: (a) any breach of a representation, warranty or covenant of the Operating Partnership contained in this Agreement (including, without limitation, any breach of the Power of Attorney as set forth in Article 6 below) and (b) the Operating Partnership's operation of any Participating Entities or the Properties following the Closing; provided, however, that the Operating Partnership shall have no obligation under this Agreement to indemnify or hold harmless Contributor from any losses arising from Contributor's breach of a representation, warranty or covenant of this Agreement, or from Contributor's gross negligence, willful misconduct or fraud. The notice and defense requirements set forth in Section 3.4 of Exhibit G attached hereto shall apply mutatis mutandis to this Section 3.3; provided, however, that if the Operating Partnership is required to retain counsel, any such counsel shall be selected by the

Operating Partnership. Notwithstanding anything to the contrary in this Agreement, the Operating Partnership shall not be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties and covenants contained in this Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant hereto, other than pursuant to this Section 3.3 (and the notice and defense requirements of Section 3.4 of Exhibit G), which represents the exclusive remedy available to an Indemnified Contributor Party in respect of the matters covered by this Section 3.3. Notwithstanding anything contained herein to the contrary, no Indemnified Contributor Party shall have the right to receive or recover punitive damages against the Operating Partnership by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by the Operating Partnership pursuant to this Agreement, and each Indemnified Contributor Party hereby waives any and all rights to receive such punitive damages.

                                   ARTICLE 4.
                            COVENANTS OF CONTRIBUTOR

      Section 4.1 Negative Covenants.

            (a) From the date hereof through the Closing, Contributor shall not:

                  (i) sell, transfer or otherwise dispose (or agree to sell, transfer or dispose) of all or any portion of its Participating Entity Interests, without the prior written consent of the Operating Partnership; or

                  (ii) mortgage, pledge or encumber (or permit to become encumbered) all or any portion of its Participating Entity Interests.

            (b) From the date hereof through the Closing, Contributor shall permit the Participating Entity to conduct its business in the ordinary course, consistent with past practice, and shall not permit the Participating Entity to:

                  (i) enter into any material transaction not in the ordinary course of business;

                  (ii) sell or transfer any assets of such Participating Entity;

                  (iii) mortgage, pledge or encumber (or permit to become encumbered) any assets of such Participating Entity, except (x) liens for taxes not due, (y) purchase money security interests and (z) mechanics' liens being disputed by such Participating Entity in good faith and by appropriate proceedings;

                  (iv) amend, modify or terminate any material agreements or other instruments to which the Participating Entity is a party;

                  (v) materially alter the manner of keeping the Participating Entity's books, accounts or records or the accounting practices therein reflected; or

                  (vi) other than in the ordinary course of the Participating Entity's business consistent with past practice, make any distribution to its partners or members.

            (c) From the date hereof and subsequent to the Closing, Contributor agrees to provide the Operating Partnership with such tax information relating to the Participating Entity Interests that is in Contributor's possession or control and that is reasonably requested by the Operating Partnership and not otherwise in the Operating Partnership's possession or control and to cooperate with the Operating Partnership with respect to its filing of tax returns.

      Section 4.2 Affirmative Covenants.

            (a) Contributor shall use its good faith diligent efforts to obtain any approvals, waivers or other consents of third parties, governmental authorities and agencies required to effect the transactions contemplated by this Agreement. Contributor shall use its good faith diligent efforts to achieve the tax treatment described in Section 1.7 above.

            (b) Without limiting the obligations of Contributor set forth in this Agreement, Contributor covenants to use all reasonable efforts within its control (i) to prevent the breach of any representation or warranty of Contributor hereunder, (ii) to satisfy all covenants of Contributor hereunder and (iii) to promptly cure any breach of a representation, warranty or covenant of Contributor hereunder upon its learning of same. Compliance with this covenant shall not limit Contributor's liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

            (c) From the date hereof through the Closing Date, Contributor will give prompt written notice to the Operating Partnership of any material development affecting the Property and the operations and results of operations related to the Property. Each party hereto will give prompt written notice to the other parties of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 4.2(c) shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                                   ARTICLE 5.
                              RELEASES AND WAIVERS

            Each of the releases and waivers enumerated in this Article 5 shall become effective only upon the Closing of the contribution and exchange of the Participating Entity Interests pursuant to Articles 1 and 2 herein.

      Section 5.1 General Release of Operating Partnership.

            As of the Closing, Contributor irrevocably waives, releases and forever discharges the Company, the Operating Partnership and each of the Operating Partnership's affiliates, partners, agents, attorneys, successors and assigns of and from, any and all obligations, charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever existing as of the Closing (collectively, "Contributor Claims"), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities, the Properties or any other matter which exists at the Closing, except for

Contributor Claims arising from the breach of any representation, warranty, covenant or obligation of the Operating Partnership under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Operating Partnership and the Company, subject to the obligations of the Company and the Operating Partnership under this Agreement.

      Section 5.2 General Release of Contributor.

            As of the Closing, the Operating Partnership (on behalf of itself and the Company) irrevocably waives, releases and forever discharges Contributor and Contributor's agents, attorneys, successors and assigns of and from, any and all obligations, charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever existing as of the Closing (collectively, "Operating Partnership Claims"), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities, the Properties or any other matter which exists at the Closing, except for Operating Partnership Claims arising from the breach of any representation, warranty, covenant or obligation of Contributor under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Operating Partnership and the Company, subject to the obligations of Contributor under this Agreement.

      Section 5.3 Waiver of Section 1542 Protections.

            As of the Closing, Contributor and the Operating Partnership (on behalf of itself and the Company) each expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by
Section 1542 of the California Civil Code and do so understanding and acknowledging the significance and consequence of such specific waiver of
Section 1542 which provides:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

      Section 5.4 Waiver of Rights Under Participating Entity Agreements.

            (a) As of the Closing, Contributor waives and relinquishes all rights and benefits otherwise afforded to Contributor under the Participating Entity Agreements including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements and any right to consent to or approve of the sale or contribution by the other partners or members of the Participating Entity of their interests therein to the Operating Partnership. Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, certain Participating Entity Agreements or other agreements among one or more holders of such Participating Entity Interests or one or more of the partners of any such Participating Entity. With respect to each Participating Entity and each Property in which a Participating Entity Interest of Contributor represents a direct or indirect interest, Contributor expressly gives all Consents (and any consents necessary to authorize the proper parties in interest to give all Consents) and Waivers necessary or desirable to
(i) facilitate any Conveyance Action relating to such Participating Entity or Property, (ii) cause the Participating Entity to have authority to transfer the Participating Entity Interests or Properties to the Operating Partnership and
(iii) allow Contributor to receive OP Units directly from the Participating Entity if the Participating Entity transfers assets or interests directly to the Operating Partnership (rather than Contributor's contributing the Participating Entity Interests hereunder) and to reduce the consideration otherwise payable by the Operating Partnership hereunder as a result of such direct transfer by the Participating Entity or its subsidiaries on account of Contributor receiving any amount hereunder from such Participating Entity or its subsidiaries making such direct transfer in accordance with Section 1.3; provided that the Operating Partnership shall hold Contributor harmless (by an agreement in form and substance reasonably acceptable to Contributor and consistent with the terms of
Section 1.9 and this Section 5.4) for any additional adverse tax consequences to Contributor or additional costs or liabilities incurred by Contributor, in each case solely as a result of any Conveyance Action and in excess of those contemplated herein (including Exhibit G) that would have resulted were the transactions consummated pursuant to the contributions contemplated by Section
1.1. In addition, if the Closing occurs, this Agreement shall be deemed to be an amendment to any Participating Entity Agreement to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like.

            (b) As used herein, the term "Conveyance Action" means, with respect to any Participating Entity having a direct or indirect ownership interest in any Property, (i) the transfer, conveyance or agreement to convey by a partner thereof or by any holder of an indirect interest therein (whether or not such partner or holder is the Contributor hereunder) directly, by Direct Contribution, Merger, Division or otherwise of its direct or indirect interest in such Participating Entity or Property to the Operating Partnership or the Company or (ii) the entering into by any such partner or holder any agreement relating to (x) the formation of the Operating Partnership or the Company or (y) the direct or indirect acquisition by the Operating Partnership or the Company of any such direct or indirect interest or (iii) the taking by any such partner or holder of any action necessary or desirable to facilitate any of the foregoing, including, without limitation, the following (provided that the same are taken in furtherance of the foregoing): any sale or distribution to any person of a direct or indirect interest in such Participating Entity or Property, the entering into any agreement with any person that grants to such person the right to purchase a direct or indirect interest in such Participating Entity or Property and the giving of the Consents and Waivers contained in this Section or consents or waivers similar thereto in form or purpose.

            (c) As used herein, the term "Consents" means, with respect to any such Participating Entity or Property, any consent necessary or desirable under any Participating Entity Agreement, or any other agreement among all or any of the holders of interests therein or any other agreement relating thereto or referred to therein (i) to cause the Participating Entity to have authority to permit any and all Conveyance Actions relating to such Participating Entity or the Property held by such Participating Entity, or to amend any such Participating Entity Agreement and/or other agreements so that no provision thereof prohibits, restricts, impairs or interferes with any Conveyance Action, (ii) to admit the Operating Partnership as a substitute limited partner or general partner of such Participating Entity upon the contribution of a limited or general Participating Entity Interest, respectively, to the Operating Partnership and to adopt such amendment as is necessary or desirable to effect such admission, (iii) to adopt any amendment to such Participating Entity Agreement as may be necessary or desirable to facilitate the transactions contemplated herein, either simultaneously with or immediately prior to the acquisition of any interest therein, (iv) to continue such Participating Entity following the transfer of interest therein to the Operating Partnership and (v) to satisfy any requirement of any third party, title company, or governmental authority with respect to the Conveyance Actions.

            (d) As used herein, the term "Waivers" means, with respect to a Participating Entity or a Property of which a Participating Entity Interest of Contributor represents a direct or indirect interest, the waiving of any and all rights that Contributor may have with respect to, and (to the extent possible) that any other person may have with respect to, or that may accrue to Contributor or other person upon the occurrence of, a Conveyance Action relating to such Participating Entity or Property, including, but not limited to, the following rights: rights of notice, rights to response periods, rights to purchase the direct or indirect interests of another partner in such Participating Entity or Property or to sell Contributor's or other person's direct or indirect interest therein to another partner, rights to sell Contributor's or other person's direct or indirect interest therein at a price other than as provided herein, or rights to prohibit, limit, invalidate, otherwise restrict or impair any such Conveyance Action or to cause a termination or dissolution of such Participating Entity because of such Conveyance Action. Contributor further covenants that it will take no action to enjoin, or seek damages resulting from, any Conveyance Action permitted hereunder by any holder of a direct or indirect interest in a Participating Entity or a Property in which a Participating Entity Interest of Contributor represents a direct or indirect interest.

            (e) The Waivers and Consents contained in this Section shall terminate upon the termination of this Agreement, except as to transactions completed hereunder prior to termination.

                                   ARTICLE 6.
                                POWER OF ATTORNEY

      Section 6.1 Grant of Power of Attorney.

            Contributor hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in Contributor's capacity as attorney-in-fact pursuant hereto, the "Attorney-In-Fact") as the true and lawful attorney-in-fact and agent of Contributor, to act in the name, place and stead of Contributor:

            (a) to take for Contributor all steps deemed necessary or advisable by the Operating Partnership in connection with the registration of the Company's common stock under the Securities Act of 1933, as amended (the "Act"), in the Public Offering, including without limitation (i) filing the Registration Statement under the Act describing the benefits to be received by Contributor in connection with the formation of the Company and the Public

Offering, (ii) distributing a preliminary prospectus and prospectus regarding the offering of the Company's common stock (the "Preliminary Prospectus" and "Prospectus") containing such information as is deemed necessary or desirable to lawfully effect the Public Offering and (iii) taking such other steps as the Attorney-in-Fact may deem necessary or advisable;

            (b) to make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings relating to the transactions contemplated by this Agreement (including without limitation the execution of any Closing Documents or other documents relating to the acquisition by the Attorney-in-Fact of Contributor's Participating Entity Interests, or to the acquisition of any interest in the Property by Direct Contribution, Merger or Division, all in accordance with the terms and conditions of this Agreement, as well as the OP Partnership Agreement, as it may be amended or revised, any registration rights agreements and any lock-up agreements);

            (c) to make, acknowledge, verify and file on behalf of Contributor applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering blue sky laws and to take any other action required to facilitate the exemption for registration of the OP Units and the qualification of the Company's common stock under the blue sky laws of the jurisdictions in which the OP Units and the Company's common stock are to be offered; and

            (d) and, in general, to do all things and to take all actions that the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement and the Closing Documents, as fully as could Contributor if personally present and acting (the "Power of Attorney").

            Further, Contributor hereby grants to Attorney-in-Fact a proxy (the "Proxy") to vote Contributor's Participating Entity Interests on any matter related to the Formation Transactions presented to any of the Participating Entity's partners for a vote, including, but not limited to, the transfer of interests in the Participating Entity by the other partners.

            Each of the Power of Attorney and Proxy and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Contributor, by operation of law, whether by the death, disability, incapacity or liquidation of Contributor, or by the occurrence of any other event or events, and if any other such act or event shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such other act or event had not occurred and regardless of notice thereof. Contributor agrees that, at the request of Operating Partnership, it will promptly execute and deliver to the Operating Partnership a separate power of attorney and proxy on the same terms set forth in this Article 6, such execution to be witnessed and notarized. Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney and Proxy, and waives its rights, if any, against any such third party for its reliance hereon. Contributor hereby ratifies and confirms all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted to it by Contributor hereunder.

            Contributor acknowledges that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

      Section 6.2 Limitation on Liability.

            It is understood that the Attorney-in-Fact assumes no responsibility or liability to any person by virtue of the Power of Attorney or Proxy granted by Contributor hereby. Other than as specifically set forth in this Agreement, the Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the Formation Transactions or the Public Offering, or the acquisition of the Participating Entity Interests by the Operating Partnership, the Registration Statement, the Prospectus or any Preliminary Prospectus, and shall not be liable for any error or judgement or for any act done or omitted or for any mistake of fact or law except for its own gross negligence or bad faith. Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or its successors or affiliates), and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to Contributor hereunder, release, amend or modify any other power of attorney or proxy granted by any other person under any related agreement.

                                   ARTICLE 7.
                                  MISCELLANEOUS

      Section 7.1 Further Assurances.

            Contributor shall take such other actions and execute and deliver such additional documents following the Closing as the Operating Partnership may reasonably request in order to effect the transactions contemplated hereby.

      Section 7.2 Counterparts.

            This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 7.3 Governing Law.

            This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof.

      Section 7.4 Amendment; Waiver.

            Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

      Section 7.5 Entire Agreement.

            This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      Section 7.6 Assignability.

            This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership may assign this Agreement, the Closing Documents, and its rights and obligations hereunder and thereunder to an affiliate of the Operating Partnership without the consent of Contributor.

      Section 7.7 Titles.

            The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

      Section 7.8 Third Party Beneficiary.

            No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

      Section 7.9 Severability.

            If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

      Section 7.10 Equitable Remedies.

            Contributor agrees that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

      Section 7.11 Confidentiality.

            All press releases or other public communications of any kind relating to the Public Offering or the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of the Operating Partnership.

      Section 7.12 Time of the Essence.

            Time is of the essence with respect to all obligations under this Agreement.

      Section 7.13 Reliance.

            Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

      Section 7.14 Survival.

            It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of Contributor and Operating Partnership set forth in this Agreement shall survive the consummation of the transactions contemplated hereby; provided, however, that the representations of Contributor shall survive only for the period specified in Exhibit G attached hereto. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

      Section 7.15 Notice.

            Any notice to be given hereunder by any party to the other shall be given in writing by personal delivery, by registered or certified mail, postage prepaid, return receipt requested or by any nationally-recognized overnight carrier, and shall be deemed communicated as of the date of personal delivery (including delivery by overnight courier). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

            To Contributor:

            Matthew G. McDevitt
            c/o McDevitt Real Estate Services, Inc.
            814 West Diamond Avenue
            Gaithersburg, Maryland 20879

            To the Operating Partnership:

            BioMed Property, L.P.
            17140 Bernardo Center Drive
            Suite 195
            San Diego, California 92128

      Section 7.16 Termination.

            This Agreement shall terminate if the Closing shall not have occurred on or prior to December 31, 2004. Upon such termination, this Agreement shall become void and have no effect, and no party hereto shall have any liability to the other parties hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                     "OPERATING PARTNERSHIP"

                                     BioMed Property, L.P.,
                                     a Maryland limited partnership

                                         By: BioMed Property Trust, Inc.,
                                         a Maryland corporation, general partner

                                     By: /s/ ALAN D. GOLD
                                         ---------------------------------
                                     Name: Alan D. Gold
                                     Title: CEO and President

                                     "CONTRIBUTOR"

                                     /s/ MATTHEW G. MCDEVITT
                                     -------------------------------------
                                     Matthew G. McDevitt

                                     Mockingbird Holdings, LLC
                                     a Maryland limited liability company

                                     By: /s/ MATTHEW G. MCDEVITT
                                         ---------------------------------
                                     Name: Matthew G. McDevitt
                                     Its: Managing Member

                                    EXHIBIT A
                                       TO
                             CONTRIBUTION AGREEMENT

                  CONTRIBUTOR'S PARTICIPATING ENTITY INTERESTS

                                                                                MINIMUM
                                                          PARTICIPATING      PARTICIPATING
                                PROPERTIES HELD BY           ENTITY             ENTITY
  PARTICIPATING ENTITY       THE PARTICIPATING ENTITY     CONSIDERATION      CONSIDERATION
-------------------------    ------------------------    ---------------    ---------------
Mockingbird Holdings, LLC     2600 Eisenhower Avenue     88,200 OP Units    26,460 OP Units

                                   EXHIBIT B
                                       TO
                             CONTRIBUTION AGREEMENT

                      CONTRIBUTION AND ASSUMPTION AGREEMENT

            FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby assigns, transfers, contributes and conveys to BioMed Property, L.P., a Maryland limited partnership (the "Operating Partnership"), its entire legal and beneficial right, title and interest in and to _______________ (the "Participating Entity"), including, without limitation, all right, title and interest, if any, of the undersigned in and to the assets of the Participating Entity and the right to receive distributions of money, profits and other assets from the Participating Entity, presently existing or hereafter at any time arising or accruing (such right, title and interest are hereinafter collectively referred to as the "Participating Entity Interest"), TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

            Upon the execution and delivery hereof, the Operating Partnership assumes all obligations in respect of the Participating Entity Interests.

            The Participating Entity owns certain real property as described in Attachment "1" attached hereto.

Executed: ______________, 2004

                                                ____________________________,
                                                a _______________

                                                By: _________________________

                                Attachment "1" to
                      Contribution and Assumption Agreement

                                   PROPERTIES

                                    EXHIBIT C
                                       TO
                             CONTRIBUTION AGREEMENT

            ESTIMATED INITIAL PROTECTED GAIN ALLOCABLE TO CONTRIBUTOR

                    Matthew G. McDevitt         $___________

                                    EXHIBIT D
                                       TO
                             CONTRIBUTION AGREEMENT

                             [INTENTIONALLY OMITTED]

                                    EXHIBIT E
                                       TO
                             CONTRIBUTION AGREEMENT

                                POWER OF ATTORNEY

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: That I, [__________], on behalf of [__________], a [__________] (the "Entity"), the undersigned, hereby make, constitute and appoint BioMed Property, L.P., a Maryland limited partnership (or its designees) ("Attorney-in-Fact"), the Entity's true and lawful Attorney for the Entity and in the Entity's name, place and stead and for the Entity's use and benefit solely with respect to the following and for no other purpose. Capitalized terms used herein and not otherwise defined shall have the terms ascribed to them in that certain Contribution Agreement by and between the Entity and Attorney-in-Fact (the "Contribution Agreement").

            (a) to take for the Entity all steps deemed necessary or advisable by the Attorney-in-Fact in connection with the registration of the common stock of BioMed Property Trust, Inc., a Maryland corporation and the general partner of the Attorney-in-Fact, under the Act, including without limitation (i) filing the Registration Statement under the Act describing the benefits to be received by the Entity in connection with the formation of the Company and the offering of the Company's common stock, (ii) distributing a Preliminary Prospectus and Prospectus containing such information as is deemed necessary or desirable to lawfully effect the initial public offering of such shares and (iii) taking such other steps as the Attorney-in-Fact may deem necessary or advisable;

            (b) to make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings relating to the transactions contemplated by the Contribution Agreement (including without limitation the execution of any documents relating to the acquisition by the Attorney-in-Fact of the Entity's Participating Entity Interests, or to the acquisition of any interest in the Property by Direct Contribution, Merger or Division, all in accordance with the terms and conditions of the Contribution Agreement, as well as the OP Partnership Agreement, as it may be amended or revised, any registration rights agreements and any lock-up agreements);

            (c) to make, acknowledge, verify and file on behalf of the Entity applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering blue sky laws and to take any other action required to facilitate the exemption for registration of the OP Units and the qualification of the Company's common stock under the blue sky laws of the jurisdictions in which the OP Units and the Company's common stock are to be offered; and

            (d) and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by the Contribution Agreement and the Closing Documents, as fully as could the Entity if personally present and acting on behalf of the undersigned.

      GIVING AND GRANTING unto my said Attorney-in-Fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done with respect to the foregoing specified transactions as fully to all intents and purposes as I might or could do if personally present, hereby ratifying all that my said Attorney-in-Fact shall lawfully do or cause to be done by virtue of these presents.

      The Entity's said Attorney-in-Fact is empowered hereby to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon him shall be exercised, and the conditions, provisions and covenants of any instrument or document which may be executed by it pursuant hereto. Notwithstanding any provision of this Power of Attorney to the contrary, the Power of Attorney only applies to the transactions contemplated by the Contribution Agreement and described above and shall only be exercised in accordance with the Contribution Agreement, solely for the purpose of carrying out the Closing described in the Contribution Agreement. In no event will this Power of Attorney be useable or used in contravention of the Contribution Agreement or to amend or modify the Contribution Agreement; nor will it be used for any purpose outside those permitted by the Contribution Agreement. This Power of Attorney expires and becomes null and void when the Contribution Agreement expires or becomes null and void.

      Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Entity.

      When the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Dated _______________________________

Signed ______________________________

STATE OF CALIFORNIA  )
                     ) SS
COUNTY OF __________ )

On __________, 2004 before me, _________________________________, personally appeared ________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature ____________________________

                                    EXHIBIT F
                                       TO
                             CONTRIBUTION AGREEMENT

                                 SPOUSAL CONSENT

            I acknowledge that I have read and understand the contents of that certain Contribution Agreement entered into as of May 4, 2004 by and between BioMed Property, L.P., a Maryland limited partnership (the "Operating Partnership"), and Matthew G. McDevitt, an individual (the "Contribution Agreement"). Capitalized items used herein and not otherwise defined herein, shall have the meaning ascribed in the Contribution Agreement.

            I am aware that by its provisions, subject to certain time parameters, my spouse agrees to consummate certain transactions and release certain signature pages to agreements and documents referred to in the Contribution Agreement, including the contribution of all of Mr. McDevitt's Participating Entity Interests to the Operating Partnership for the consideration recited in the Contribution Agreement. I hereby consent to such undertakings and the transactions and contribution as contemplated in the Contribution Agreement. I hereby further agree to be bound by the provisions of the Contribution Agreement to the extent of any community property interest that I may have that may be affected thereby.

            I hereby further agree that I will not bequeath any interest I have that may be affected by the Contribution Agreement or any interest therein by my will if I predecease my spouse to anyone and direct that the residuary clauses in my will shall not be deemed to apply to any such interest.

Dated: ____________________             By: ________________________________
                                            Name:
                                            Spouse of: Matthew G. McDevitt

                                   EXHIBIT G
                                       TO
                             CONTRIBUTION AGREEMENT

           REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF CONTRIBUTOR

                      ARTICLE 1 - ADDITIONAL DEFINED TERMS

            For purposes of this Exhibit G, the following terms have the meanings set forth below. Terms which are not defined below shall have the meaning set forth for those terms as defined in the Contribution Agreement to which this Exhibit G is attached:

            Actions: Means all actions, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

            Claims: Means claims, disputes or Actions pending or, to Knowledge, threatened that directly or indirectly affect any of Contributor, the Participating Entity or the Properties.

            Contribution Agreement: Means the Contribution Agreement to which this Exhibit G is attached.

            Knowledge: Means, with respect to any representation or warranty so indicated, the actual knowledge, upon reasonable investigation and inquiry in good faith, of the signatory to the Contribution Agreement.

            Liens: Means, with respect to any real and personal property, each of the following, other than any of the following that would constitute Permitted Liens: all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, rights of others, licenses, easements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

            OP Units: Shall have the meaning set forth in the OP Partnership Agreement.

            Permitted Liens: Means

            (a) Liens, or deposits made to secure the release of such Liens, securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;

            (b) Zoning laws and ordinances generally applicable to the districts in which the Properties are located which are not violated by the existing structures or present uses thereof;

            (c) Liens imposed by laws, such as carriers', warehousemen's and mechanics' liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;

            (d) non-exclusive easements for public utilities that do not have a material adverse effect upon, or interfere with the use of, the Properties;

            (e) the leases and licenses (and purchase rights contained therein) affecting the property; and

            (f) any exceptions contained in the existing Title Policies and the preliminary title reports listed on Schedule 2.1.

            Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

            Prospectus: Means the Company's Form S-11 Registration Statement.

            REIT Shares: Shall have the meaning set forth in the OP Partnership Agreement.

                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
                                 OF CONTRIBUTOR

            Contributor represents and warrants to the Operating Partnership as set forth below in this Article 2. Unless otherwise noted in this Exhibit G, Contributor makes representations, warranties and indemnities only with respect to the interests in the Participating Entity to be transferred by Contributor identified on Exhibit A to the Contribution Agreement.

            2.1 Title. Except as set forth on the preliminary title reports listed on Schedule 2.1, the Participating Entity owns the Property, beneficially and of record, free and clear of any Lien, and has full power and authority to convey free and clear of any Lien, the Property and, upon delivery of an assignment conveying the Property and payment for the Property as herein provided, the Operating Partnership (or its designee) will acquire good and valid title thereto, free and clear of all Liens. If the transaction is consummated as an acquisition of all the outstanding ownership interests in the Participating Entity, except for such assets (other than the Property) that will be distributed to the Contributor and the other holders of ownership interests in the Participating Entity or acquired by the Operating Partnership for the fair market value thereof prior to the date of the Closing (at the Operating Partnership's sole and absolute discretion), the Participating Entity will own no assets other than the Property.

            2.2 Organization; Authority. Contributor has the full right, authority, power and legal capacity to enter into the Contribution Agreement and any other agreement, document or instrument to be executed and delivered by Contributor pursuant to the Contribution Agreement and to carry out the transactions contemplated hereby and thereby, including the conveyance of the Participating Entity Interests free and clear of all Liens. If not a natural person, Contributor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

            2.3 Due Authorization. The execution, delivery and performance of the Contribution Agreement and any other agreement, document or instrument to be executed and delivered by Contributor pursuant to the Contribution Agreement by Contributor has been duly and validly authorized by all necessary action of Contributor. The Contribution Agreement and each agreement, document and instrument executed and delivered by or on behalf of Contributor pursuant to the Contribution Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, each enforceable against Contributor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

            2.4 Consents and Approvals. Other than the consent of the Participating Entity's lenders under loans that will not be repaid in connection with the Public Offering, if any, no consent, waiver, approval or authorization of any third party, including any governmental authority, is required to be obtained by Contributor in connection with the execution, delivery and performance of the Contribution Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied or obtained prior to the Closing Date.

            2.5 Ownership of the Participating Entity Interests. Contributor is the sole beneficial and record owner of the Participating Entity Interests to be transferred by Contributor and has good and valid title to such Participating Entity Interests, subject to any Permitted Liens.

            2.6 Participating Entity Interests. The Participating Entity Interests contributed by Contributor constitutes all of the issued and outstanding interests owned by Contributor in the Participating Entity. Schedule
2.6 sets forth the entire authorized and outstanding equity and distribution, profits or similar interest in the Participating Entity. The Participating Entity Interests are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights. The Participating Entity Interests have been issued in compliance with applicable law and the Participating Entity Agreements. There are no rights, subscriptions, warrants, options, conversion rights, preemptive rights or agreements of any kind outstanding to purchase or to otherwise acquire any of the interests which comprise the Participating Entity Interests or any securities or obligations of any kind convertible into any of the interests which comprise the Participating Entity Interests or other equity interests or profit participation of any kind in the Participating Entity. At the Closing, upon receipt of the consideration, Contributor will have transferred its Participating Entity Interests to the Operating Partnership free and clear of all Liens, other than the Permitted Liens.

            2.7 No Violation. Subject to the consent requirements contained in the loan documents for the Property and the Participating Entity Agreements, copies of which have been previously provided to the Operating Partnership, none of the execution, delivery or performance of the Contribution Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (a) violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of (i) the organizational documents, including the charters and bylaws, if any, of Contributor, (ii) any material agreement, document or instrument to which Contributor is a party or by which Contributor, its Participating Entity Interests or any of its assets or properties are bound or iii) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on Contributor or by which Contributor or any of its assets or properties are bound or subject or (ii) result in the creation of any Lien upon the Participating Entity Interests or the Property.

            2.8 Non-Foreign Status. Contributor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

            2.9 Withholding. Contributor shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state withholding provisions, including those referred to in
Section 2.8 above and similar provisions under California law. If Contributor fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of any payments otherwise to be made to Contributor as required by the Code or California law.

            2.10 Investment Purposes. Contributor acknowledges Contributor's understanding that the OP Units to be acquired pursuant to the Contribution Agreement and any common stock of the Company into which the OP Units may be exchanged in certain circumstances (the "Common Stock") are not being registered under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the "Act") or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and the Operating Partnership's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Contributor. In furtherance thereof, Contributor represents and warrants to the Company as follows:

                  2.10.1 Investment. Contributor is acquiring the OP Units solely for Contributor's own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Contributor agrees and acknowledges that he, she or it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, "Transfer") any of the OP Units (or Common Stock that might be exchanged therefor) unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws or (ii) counsel for Contributor (which counsel shall be reasonably acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and qualification or other compliance under applicable blue sky or state securities laws.

                  2.10.2 Knowledge. Contributor is knowledgeable, sophisticated and experienced in business and financial matters; Contributor has previously invested in securities similar to the OP Units and fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Contribution Agreement. Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of Contributor's investment in the OP Units. Contributor has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the issuance of the OP Units as Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions of the proposed management of the Operating Partnership and the Company and receive answers about such information and documents, the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the OP Units that Contributor deems necessary or desirable to evaluate the merits and risks related to Contributor's investment in the OP Units. Contributor acknowledges that any such questions posed were answered to Contributor's satisfaction. Contributor understands and has taken cognizance of all risk factors related to the purchase of the OP Units.

                  2.10.3 Holding Period. Contributor acknowledges that he, she or it has been advised that (i) unless the OP Units and the Common Stock into which the OP Units may be exchanged are subsequently registered under the Act or an exemption from such registration is available, such OP Units and Common Stock must be held (and Contributor must continue to bear the economic risk of the investment in the OP Units and any Common Stock that might be exchanged therefor) indefinitely, (ii) a restrictive legend in the form hereafter set forth shall be placed on the certificates representing the OP Units (and any Common Stock that might be exchanged therefor) and (iii) a notation shall be made in the appropriate records of the Operating Partnership (and the Company) indicating that the OP Units (and any Common Stock that might be exchanged therefor) are subject to restrictions on transfer.

                  2.10.4 Accredited Investor. Contributor is an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the Act). Contributor has previously provided to the Operating Partnership a duly executed Accredited Investor Questionnaire. No event or circumstance has occurred since delivery of such Questionnaire that would make the statements contained therein false or misleading.

                  2.10.5 Legending. Each certificate representing the OP Units (and any Common Stock that might be exchanged therefor) shall bear the following legend:

      THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS;

            In addition, the Common Stock for which the OP Units might be exchanged shall also bear a legend which generally provides the following:

      THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION'S CHARTER, (1) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S COMMON STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION; (2) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856 (H) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (3) NO PERSON MAY TRANSFER SHARES OF COMMON STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF COMMON STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

            2.11 No Brokers. Neither Contributor nor any of Contributor's respective officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any person or firm that will result in the obligation of the Operating Partnership or any of its affiliates to pay any finder's fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Contribution Agreement.

            2.12 Solvency. Contributor has been and will be solvent at all times prior to and immediately following the transfer of the Participating Entity Interests to the Operating Partnership.

            2.13 No Misrepresentations. No representation, warranty or statement made, or information provided, by Contributor in the Contribution Agreement or in any other document or instrument furnished or to be furnished by or on behalf of Contributor pursuant hereto or as contemplated hereby (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

            2.14 NASD Affiliation. Contributor represents severally that neither it nor any affiliate of Contributor is a member, affiliate of a member or person associated with a member of the National Association of Securities Dealers, Inc. ("NASD"). Contributor further represents severally that neither it nor any of its affiliates owns any stock or other securities of any NASD member not purchased in the open market, or has made any outstanding subordinated loans to a NASD member. (A company or natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such member if the Company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

            2.15 Taxes. For federal income tax purposes, the Participating Entity is, and at all times during its existence has been, a partnership or limited liability company (rather than an association or a publicly traded partnership taxable as a corporation). The Participating Entity has filed all tax returns required to be filed by it and has paid all taxes required to be paid by it. The transactions contemplated hereby will not result in any income tax liability to the Participating Entity, the Company or the Operating Partnership. No tax lien or other charge exists or will exist upon consummation of the transactions contemplated hereby with respect to any Property except such tax liens for which the tax is not due and has been reserved for payment by the Participating Entity or tax liens or other charges which individually or in the aggregate would not have a material adverse effect on the Operating Partnership.

            2.16 Litigation. There is no litigation or proceeding, either judicial or administrative, pending or overtly threatened, affecting Contributor, Participating Entity, all or any portion of Contributor's Participating Entity Interests, Contributor's ability to consummate the transactions contemplated hereby or the Property. Contributor knows of no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting Contributor, the Participating Entity, all or any portion of its Participating Entity Interests, or the Property which in any such case would impair Contributor's ability to enter into and perform all of its obligations under the Contribution Agreement.

            2.17 Leases. True, correct and complete copies of all leases, subleases and rights of occupancy in effect with respect to the Property (the "Leases"), together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to the Operating Partnership and its agents and underwriters. Except as set forth on Schedule 2.17, all such Leases are valid and enforceable and presently in full force and effect, and none of the Leases have been assigned and all brokerage commissions payable under any of the Leases have been paid or will be paid prior to the Closing Date. Neither the Participating Entity nor, to the knowledge of Contributor, any third party lessee under any Lease, is in default under such Lease, and Contributor does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under such Leases, except such defaults that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Property. No third party tenant under any of the Leases has an option or right of first refusal to purchase the premises demised under such Leases. The consummation of the transactions contemplated by the Contribution Agreement will not give rise to any breach, default or any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of the Leases, except such defaults that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Property. Each of the Leases is assignable by the Participating Entity and, except as disclosed on Schedule 2.17, none of the Leases requires the consent or approval of any party in connection with the transactions contemplated by the Contribution Agreement or the Closing Documents.

            2.18 No Contracts. To the knowledge of Contributor, each agreement, undertaking or contract affecting the Property, written or oral, is valid and binding on the Participating Entity and the Participating Entity Interest and is in full force and effect in all material respects, as such enforceability may be limited by bankruptcy or the application of equitable principles, and all such material agreements, undertakings or contracts have been delivered or made available to the Operating Partnership and its agents and underwriters. To the knowledge of Contributor, no party to any such contract has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Property.

            2.19 Liabilities; Indebtedness. Except as disclosed in the financial statements previously provided to the Operating Partnership, the Participating Entity has not incurred any indebtedness related to the Property except in each instance for trade payables and other customary and ordinary expenses in the ordinary course of business that will be paid and discharged in full by the Participating Entity as of the Closing Date.

            2.20 Insurance. The Participating Entity directly or through its tenants, currently maintains or causes to be maintained customary public liability, casualty and other insurance coverage with respect to the Property. All such insurance coverage shall be maintained in full force and effect through the Closing Date and all premiums due and payable thereunder prior to the Closing Date have been, and shall be, fully paid when due.

            2.21 Personal Property. All equipment, fixtures and personal property located at or on the Property that is owned by the Participating Entity shall remain and not be removed by Contributor prior to the Closing Date, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.

            2.22 No Other Agreements to Sell. Except as set forth on Schedule 2.22, Contributor has not entered into any agreement with, and has no obligation (absolute or contingent) to, any other person or firm to sell, transfer or in any way encumber any of Contributor's Participating Entity Interest or to not sell such Contributor's Participating Entity Interests, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to Contributor's Participating Entity Interests. Neither Contributor nor the Participating Entity has made any agreement with, and has no obligation (absolute or contingent) to, any other person or firm to sell, transfer or in any way encumber the Property or to sell the Property, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to the Property.

            2.23 Environmental Conditions. As of the date of the Contribution Agreement and as of the Closing Date, and except as set forth in the Environmental Reports provided to the Operating Partnership by Contributor:

                  (i) to the knowledge of Contributor, the Property is now and will be at the Closing Date free from asbestos and any asbestos containing materials (including without limitation the presence of any asbestos in the insulation or other materials used comprising any part of the improvements), mold, radon and lead-based paint that would have a material adverse effect on the Property;

                  (ii) to the knowledge of Contributor, the Participating Entity has not placed, located, sited or buried any underground storage tanks at the Property and to the knowledge of Contributor, no underground storage tanks are located on, at or under the Property;

                  (iii) to the knowledge of Contributor, the Participating Entity has never used any part of the Property as a sanitary landfill, waste dump site or for the treatment or disposal of hazardous waste as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), as amended ("RCRA"), and no part of the Property has ever been used as a sanitary landfill, waste dump site or for the treatment or disposal of hazardous waste as defined in RCRA;

                  (iv) to the knowledge of Contributor, no notice of violation or other written communication has been received by the Participating Entity alleging or suggesting any violation of any federal, state or local environmental law (an "Environmental Law") on or with respect to the Property;

                  (v) to the knowledge of Contributor, the Participating Entity has not placed or permitted the placement of any Hazardous Materials in, on, under or over the Property in violation of any Environmental Law (for the purposes of this subsection (v), "Hazardous Materials" means (a) any "hazardous waste," "underground storage tanks," "petroleum," "regulated substance," or "used oil" as defined by the RCRA, or by any regulations promulgated thereunder,
(b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, or by any regulations promulgated thereunder (including without limitation asbestos, radon, mold and lead-based paint), (c) any "oil" or other "hazardous substance" as defined by the Oil and Hazardous Substance Control Act of 1976, as amended, or by and regulations promulgated thereunder,
(d) any substance the presence of which on, in or under the Property is prohibited or regulated by any Environmental Law or (e) any other hazardous materials as to which remedial action is required under applicable Environmental Laws); and

                  (vi) to the knowledge of Contributor, the Property is not subject to any federal, state or local lien (including any "Superfund" lien), proceedings, claim, liability, or action, or the threat or likelihood thereof, relating to the clean-up, removal or remediation of any Hazardous Material from the Property and the Participating Entity has not received any request or information from the United States Environmental Protection Agency or any other public, governmental or quasi-governmental agency or authority with jurisdiction over any Environmental Law.

            2.24 Compliance With Laws. The Participating Entity possesses such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies as are necessary to conduct its business of owning real estate, and, to the knowledge of Contributor, the Participating Entity has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a material adverse effect on the business or operations of the Property. To the knowledge of Contributor, the Participating Entity has not received any written or other notice of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act ("ADA") or any restrictive covenants or other easements, encumbrances or agreements, relating to the Property, which remains uncured. All approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained, and such approvals will not be invalidated by the consummation of the transactions contemplated by the Contribution Agreement and the Closing Documents, other than any such approvals the failure of which to obtain or the invalidation of which would not have a material adverse effect on the business or operations of the Property; provided, however, the Property (including, all improvements) is substantially in compliance with the ADA.

            2.25 Condemnation and Moratoria. There are (i) no pending or, to the knowledge of Contributor, threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of the Property; (ii) no pending or, to the knowledge of Contributor, threatened moratoria on utility or public sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements, including without limitation tenant improvements, which affect or would affect any portion of the Property; and (iii) no pending or, to the knowledge of Contributor, threatened proceeding to change adversely the existing zoning classification as to any portion of the Property. To the knowledge of Contributor, no portion of the Property is a designated historic property or located within a designated historic area or district and there are no graveyards or burial grounds located within the Property.

            2.26 Taxes. (i) All taxes (including real estate taxes due and owing with respect to the Property) required to be paid by the Participating Entity on or before the date of the Contribution Agreement have been paid and all tax or information returns required to be filed on or before the date of the Contribution Agreement by or on behalf of the Participating Entity have been filed and all taxes shown to be due on any returns have been paid and (ii) there is no action, suit or proceeding pending against or threatened with respect to the Participating Entity or the Property in respect of any tax, nor is any claim for additional tax asserted by any taxing authority, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a material adverse effect on the business or operations of the Property. Neither the Participating Entity nor any of its federal or state income or franchise tax returns are currently the subject of any audit or examination by any taxing authority. The Participating Entity has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

            2.27 Condition of Improvements. To the knowledge of Contributor, there is no material defect in the condition of (i) the Property, (ii) the improvements thereon, (iii) the roof, foundation, load-bearing walls or other structural elements thereof, or (iv) the mechanical, electrical, plumbing and, safety systems therein, nor any material damage from casualty or other cause, nor any soil condition of any nature that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

            2.28 Management Agreements. All management, services and similar agreements relating to the Property shall be terminated as of the Closing Date and thereafter shall be void and of no further force and effect and no further amounts will be due any party under such agreements.

            2.29 Disclosure. The representations and warranties contained in this Agreement (including Schedules and Exhibits and the Closing Documents) or in any information, statement, certificate or agreement furnished or to be furnished to the Operating Partnership by Contributor in connection with the Closing Date pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading; provided, however, that such Contributor's representation in this Section 2.29 with respect to any documents prepared by unrelated third-parties is made only to Contributor's knowledge.

            2.30 ERISA. The Participating Entity has no (i) labor agreement to which it is a party, or by which it is bound, including "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan, fund, program or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees.

            2.31 Bankruptcy. To Contributor's knowledge, there has not been filed any petition or application with respect to, or any proceeding commenced by or against, any of the assets of the Participating Entity under any bankruptcy law, and the Participating Entity has not made any assignment for the benefit of creditors. Neither the Participating Entity nor such Contributor is "insolvent" within the meaning of any bankruptcy law. Neither the execution and delivery of the Contribution Agreement nor the consummation of the transactions contemplated hereby shall render such Contributor insolvent.

                           ARTICLE 3 - INDEMNIFICATION

            3.1 Survival of Representations and Warranties; Remedy for Breach.

            (a) Subject to Section 3.6, all representations and warranties contained in this Exhibit G or in any Schedule or certificate delivered pursuant hereto shall survive the Closing.

            (b) Notwithstanding anything to the contrary in the Contribution Agreement or this Exhibit G, no party hereto shall be liable under this Exhibit G or the Contribution Agreement for monetary damages (or otherwise) for breach of any of its representations and warranties contained in this Exhibit G or the Contribution Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant thereto, other than pursuant to the succeeding provisions of this
Article 3.

            3.2 General Indemnification.

            (a) Contributor shall indemnify and hold harmless the Operating Partnership, the Company, and their affiliates and each of their respective directors, officers, employees, agents, representatives and affiliates (each of which is an "Indemnified Party") from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation and remediation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, "Losses"), asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of (i) any breach, untruth or inaccuracy of a representation or warranty of Contributor contained in the Contribution Agreement, Closing Document or in any Schedule, certificate or affidavit delivered by Contributor pursuant to the Contribution Agreement or (ii) the failure, partial or total, to perform a covenant or agreement made by Contributor in the Contribution Agreement, Closing Document or in any Schedule, certificate or affidavit delivered by Contributor pursuant to the Contribution Agreement.

            (b) Contributor shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of:

                  (i) all fees and expenses of Contributor in connection with the transactions contemplated by the Contribution Agreement; or

                  (ii) any liabilities or obligations incurred, arising from or out of, in connection with or as a result of the failure of Contributor to obtain any undisclosed consents that are required to consummate the transactions contemplated by the Contribution Agreement.

            3.3 Payment of Indemnification. Contributor may satisfy its obligations hereunder by the prompt delivery (paid promptly as and when expenses are incurred) to an

Indemnified Party of OP Units, subject to the limits on ownership and transfer of REIT shares set forth in the Company's articles of incorporation. Any OP Units delivered to an Indemnified Party hereunder shall be valued based upon the initial public offering price of the Company's Common Stock.

            3.4 Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article 3, the Indemnified Party shall give notice thereof to Contributor, including liabilities or claims to be applied against the indemnification baskets established pursuant to Section 3.5 of this Exhibit
G. The Indemnified Party may at its option demand indemnity under this Article 3 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to Contributor. The Indemnified Party shall permit Contributor, at its option and expense, to assume the defense of any such claim by counsel selected by Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its expense; and provided further, however, that Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages. If Contributor shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of Contributor.

            3.5 Limitations on and Threshold for Indemnification Under Section 3.2.

            (a) Contributor shall not be liable under Section 3.2 of this Exhibit G unless and until the total amount recoverable by the Indemnified Parties under Section 3.2 of this Exhibit G exceeds $250,000; provided, however, that once the total amount recoverable by the Indemnified Parties under Section
3.2 of this Exhibit G exceeds $250,000 in the aggregate, Contributor's obligation under Section 3.2 of this Exhibit G shall be for the full amount of such obligation.

            (b) Notwithstanding anything contained herein to the contrary, Contributor shall not be liable or obligated to make payments under this Article 3 with respect to any Participating Entity Interests to the extent such payments in the aggregate would exceed the Cash Amount or the value of the OP Units (based upon the initial public offering price of the Common Stock) received by Contributor at the Closing. Notwithstanding anything contained herein to the contrary, the Indemnified Parties shall look first to Contributor's OP Units for indemnification under this Article 3 and then to Contributor's other assets.

            3.6 Limitation Period.

            (a) Notwithstanding the foregoing, any claim for indemnification under Section 3.2 of this Exhibit G must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor:

                  (i) within one year after the Closing in the case of a claim under Section 3.2 of this Exhibit G; and

                  (ii) prior to the expiration of the applicable statutes of limitations in the case of a claim under Section 3.2 of this Exhibit G based upon a breach of the representations and warranties of Contributor set forth in
Section 2.15 of this Exhibit G.

            (b) If so asserted in writing within one year after the Closing, such claims for indemnification shall survive until resolved by mutual agreement between Contributor and the Indemnified Party or by judicial determination. Any claim for indemnification not so asserted in writing within one year after the Closing shall not thereafter be asserted and shall forever be waived.

            3.7 Reservation of Contributor Rights. Notwithstanding anything else in this Exhibit G or the Contribution Agreement to the contrary, Contributor reserves unto itself all rights and remedies (including rights to seek contribution) against any third party indemnitors and prior property owners or occupants for which the Participating Entity has been indemnified by Contributor hereunder. To the extent Contributor's rights against any such third party indemnitors, owners or occupants may be prejudiced by actions or inactions by any owner or occupant of the Properties after the Closing, Contributor's indemnity obligation shall be reduced in accordance with the effect of the actions or inactions which so prejudiced Contributor's rights.

                                    EXHIBIT H
                                       TO
                             CONTRIBUTION AGREEMENT

                     CERTIFICATION OF NON-FOREIGN STATUS(1)

      Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform BioMed Property, L.P., a Maryland limited partnership (the "Operating Partnership"), that the withholding of tax is not required upon the contribution of Participating Entity Interests by [__________], a [__________] (the "Contributor"), to the Operating Partnership in exchange for Units, which transfer occurred on [__________], 2004, the undersigned hereby certifies the following on behalf of Contributor:

      1. Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

      2. Contributor's employer identification number (Contributor's social security number, if Contributor is an individual) is ______________; and

      3. Contributor's [office][home] address is:

            ________________________________

            ________________________________

      The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Operating Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

      Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Contributor.

Dated: __________________

                                             ___________________________
                                             a _________

                                             By: ____________________________

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(1) Capitalized terms which are used but not otherwise defined herein shall have the meanings ascribed to them in that certain Contribution Agreement, dated ________, 2004.

                         CALIFORNIA FRANCHISE TAX BOARD

                                   Form 597-W